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                                                                    EXHIBIT 99.1

                            NOTICE TO BROKER DEALERS

                         Mission Resources Corporation

                          Offer to Exchange all of its
      10 7/8% Senior Subordinated Notes due 2007 Series C for any and all
           outstanding 10 7/8% Senior Subordinated Notes due 2007 and
              10 7/8% Senior Subordinated Notes due 2007 Series B

            THIS OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                 ON OCTOBER 3, 2001 UNLESS EXTENDED BY MISSION
                  RESOURCES CORPORATION IN ITS SOLE DISCRETION
                   (THE "EXPIRATION DATE"). TENDERS OF NOTES
                       MAY BE WITHDRAWN AT ANY TIME PRIOR
                            TO THE EXPIRATION DATE.

                                                                          , 2001

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

   Mission Resources Corporation, a Delaware corporation (the "Company"), is offering upon the terms and conditions set forth in the Prospectus, dated
[     ], 2001 (as the same may be amended from time to time, the "Prospectus"), and in the related Letter of Transmittal enclosed herewith, to exchange (the "Exchange Offer") its 10 7/8% Senior Subordinated Notes due 2007 Series C (the "Exchange Notes") for an equal principal amount of its 10 7/8% Senior Subordinated Notes due 2007 (the "Series A Notes") and its 10 7/8% Senior Subordinated Notes due 2007 Series B (the "Series B Notes" and, together with the Series A Notes, the "Old Notes"). As set forth in the Prospectus, the terms of the Exchange Notes are identical in all material respects to the Series A Notes except that the Exchange Notes will have a maximum aggregate principal amount of $225.0 million and the terms of the Exchange Notes are identical in all material respects to the Series B Notes, except that the Exchange Notes will have a maximum aggregate principal amount of $225.0 million, will not contain certain transfer restrictions relating to the Series B Notes and will not contain certain provisions relating to an increase in the interest rate which were included in the Series B Notes under certain circumstances relating to, among other things, the timing of the Exchange Offer. Old Notes may only be tendered in integral multiples of $1,000.

   The Exchange Offer is subject to certain conditions. See "The Exchange Offer--Terms of the Exchange Offer" in the Prospectus.

   Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1. The Prospectus, dated [     ], 2001.

2. A blue Letter of Transmittal to exchange the Old Notes for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to exchange the Old Notes.

3. A yellow form of letter which may be sent to your clients for whose accounts you hold the Old Notes registered in your name or in the name of your nominee, with space provided for obtaining such client's instructions with regard to the Exchange Offer.

4. A pink Notice of Guaranteed Delivery.

5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

6. A return envelope addressed to The Bank of New York, the Exchange Agent.

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   Your prompt attention is requested. We urge you to contact your clients as promptly as possible. Please note the Exchange Offer will expire at 5:00 p.m., New York City time, on October 3, 2001, unless extended. Please furnish copies of the enclosed materials to those of your clients for whom you hold Old Notes registered in your name or your nominee as quickly as possible.

   In most cases, exchanges of the Old Notes accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (a) certificates representing such Old Notes, (b) the Letter of Transmittal (or facsimile thereof) properly completed and duly executed with any required signature guarantees, and (c) any other documents required by the Letter of Transmittal.

   If holders of the Old Notes wish to tender, but it is impracticable for them to forward their certificates for the Old Notes prior to the expiration of the Exchange Offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be offered by following the guaranteed delivery procedure described in the Prospectus under "The Exchange Offer--Guaranteed Delivery Procedures."

   The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Old Notes residing in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

   The Company will not pay any fees or commissions to brokers, dealers or other persons for soliciting exchanges of the Old Notes pursuant to the Exchange Offer. The Company will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay or cause to be paid any transfer taxes payable on the transfer of the Old Notes to it, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

   Questions and requests for assistance with respect to the Exchange Offer or for copies of the Prospectus and Letter of Transmittal may be directed to the Exchange Agent at its address set forth in the Prospectus.

                                          Very truly yours,

                                          MISSION RESOURCES CORPORATION

   Nothing contained herein or in the enclosed documents shall constitute you or any other person to be deemed to be the agent of the Company, or any affiliate thereof, or authorize you or any other person to give any information or make any representation on behalf of any of them with respect to the Exchange Offer other than the enclosed documents and the statements contained therein.

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